CENTRAL COAST BANCORP


           CENTRAL COAST BANCORP ANNOUNCES 10% STOCK DIVIDEND
           --------------------------------------------------


PRESS RELEASE                   Contact:   Robert Stanberry
                                           Chief Financial Officer
For release 9:00am EST                     (831) 422-6642
                                           rstanberry@community-bnk.com


Salinas, California -- January 28, 2003. At its regularly scheduled meeting on January 27, 2003, the Board of Directors of Central Coast Bancorp (NASDAQ/CCBN) approved a 10% stock dividend. The dividend is payable on February 28, 2003 to holders of record at the close of business on February 14, 2003.

Nick Ventimiglia, Chairman and CEO, noted that this will be the 17th stock dividend or split in the twenty years of the Company's existence. The Board feels the split will help improve market liquidity of its common shares, as total shares outstanding will increase to approximately 9,918,000 shares from 9,016,000 at December 31, 2002. An investor who bought 1,000 shares of Community Bank of Central California stock when the Company was organized in 1982, would now have 14,966 shares, or 16,462 after the coming stock dividend. If purchased at the initial offering of $10 a share, or $10,000, the stock would be worth $282,109 at yesterday's closing price of $18.85. This represents a 17.2% compounded rate of return.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas, North Salinas, Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area. The Bank has an Internet web site at www.community-bnk.com.





               301 Main Street, Salinas, California 93901